Exhibit 4

15 September 2006	BY FAX AND BY HAND
Pacific Internet Limited
89 Science Park Drive
#02-05/06 The Rutherford
Singapore Science Park
Singapore 118261

Attn:	The Board of Directors
Dear Sirs
REQUISITION PURSUANT TO SECTION 176 OF THE COMPANIES ACT
(CAP. 50) (THE “ACT”) IN RESPECT OF PACIFIC INTERNET LIMITED
Introduction
MediaRing has requested the board of directors of the Company (the “Board”) to appoint two of its nominees to the Board of the Company, namely Messrs Koh Boon Hwee and Walter J. Sousa (the “MediaRing Nominees”).
MediaRing notes that Vantage Corporation Limited (“Vantage”) has on 8 September 2006 requisitioned to Pacific Internet Limited (the “Company”) to convene an extraordinary general meeting of the Company (“Vantage Requisitioned EGM”) to remove the current directors, including the directors, if any, appointed on or after 8 September 2006, and to elect each of the persons who are currently directors of the Company (“Vantage Requisition”).
Requisition Pursuant to Section 176 of the Companies Act
We, the undersigned, being members holding not less than 10.0 per cent of the issued shares of the Company (as nominees for MediaRing Ltd) carrying the right to vote at general meetings of the Company as at the date of the deposit of this requisition, hereby give notice that we are exercising our rights pursuant to Section 176 of the Act and do requisition you to convene an extraordinary general meeting of the Company (“EGM”) to be held as soon as practicable but in any case no later than two (2) months after the date of receipt by you of this requisition.
The objects of the EGM are to consider, and if thought fit, to pass, with or without amendment, the following ordinary resolutions, depending on the scenario as applicable as at the time of the EGM:-

1.	Appointment of Mr Koh Boon Hwee as a Director
(1)	Scenario One with regard to Mr Koh Boon Hwee

In the event that (i) Mr Koh Boon Hwee has become a director of the Company; and (ii) the resolution proposed by Vantage pursuant to Vantage Requisition with regard to the removal of Mr Koh Boon Hwee as a director has been passed :

“Ordinary Resolution :

That Mr Koh Boon Hwee be and is hereby appointed as a Director of the Company with immediate effect.”
(2)	Scenario Two with regard to Mr Koh Boon Hwee

In the event that Mr Koh Boon Hwee has not become a director as at the time of the EGM:

“Ordinary Resolution :

That, subject to the approval of Info-Communications Development Authority of Singapore (“IDA”) (if not already obtained), Mr Koh Boon Hwee, having consented to act, be and is hereby appointed as a Director of the Company with immediate effect or with effect from the date of the said approval of the IDA, as the case may be.”
2.	Appointment of Mr Walter J. Sousa as a Director
(1)	Scenario One with regard to Mr Walter J. Sousa

In the event that (i) Mr Walter J. Sousa has become a director of the Company; and (ii) the resolution proposed by Vantage pursuant to Vantage Requisition with regard to the removal of Mr Walter J. Sousa as a director has been passed :

“Ordinary Resolution :

That Mr Walter J. Sousa be and is hereby appointed as a Director of the Company with immediate effect.”
(2)	Scenario Two with regard to Mr Walter J. Sousa

In the event that Mr Walter J. Sousa has not become a director as at the time of the EGM:

“Ordinary Resolution :

That, subject to the approval of Info-Communications Development Authority of Singapore (“IDA”) (if not already obtained), Mr Walter J. Sousa, having consented to act, be and is hereby appointed as a Director of the Company with immediate effect or with effect from the date of the said approval of the IDA, as the case may be.”
3.	Inspection of Proxy Forms

“Ordinary Resolution :

That the Company shall cause and permit all proxy forms (and any evidence of authorisations to sign such proxy forms) in respect of any votes made by way of proxy at the EGM to be made available for inspection by any shareholder of PacNet during office hours at the registered office of PacNet for a period of 5 days commencing from the conclusion of the EGM.”
Given that the respective objects of Vantage Requisitioned EGM and the EGM hereby requisitioned by us similarly concern the board composition of the Company, we request that the Board convene one single extraordinary general meeting for the purpose of considering the ordinary resolutions proposed by Vantage and the ordinary resolutions proposed by us herein, in order to avoid confusion amongst the shareholders of the Company with regard to which directors are to be removed and/or appointed.
We hereby reserve the right to withdraw and not propose any of the aforesaid proposed resolutions on or prior to the EGM, without assigning any reason.

/s/ Chris Van Aeken
Signed by :	Chris Van Aeken, for and on behalf of,
Morgan Stanley & Co International Limited
(as bare nominee of and pursuant to the direction of MediaRing Ltd)
Number of shares held as registered member: 3,367,191

/s/ Koh Boon Hwee
Signed by :	Koh Boon Hwee,
for and on behalf of,
MediaRing Ltd
Number of shares held as registered member: 651,572
Number of shares beneficially held : 4,056,163